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                                                                   Exhibit 3.01

(2,225)
NUMBER: TWO THOUSAND TWO HUNDRED AND TWENTY-FIVE
CAPITAL INCREASE
AMENDMENT OF

                  BY-LAWS OF OCCIDENTE AND CARIBE CELULAR S.A.

In the municipality of Itagui, Department of Antioquia, Republic of Colombia, on the first (1st) of July of nineteen hundred and ninety-four (1994), before me, DARIO A. RESTREPO GOMEZ, sole Notary of the Circuit of Itagui, there appeared doctor GILBERTO ECHEVERRI MEJIA, of legal age, resident of Medellin, identified with citizens card No. 3.302.711 of Medellin, resident of this city and declared: FIRST: That he acts herein as the legal representative of the corporation OCCIDENTE Y CARIBE CELULAR S.A. - OCCEL S.A. in his capacity as President, mixed economy corporation, with primary domicile in the city of Pereira. SECOND: Acting in the aforementioned capacity and duly empowered for that purpose, he proceeds to amend the by-laws of the corporation OCCIDENTE Y CARIBE CELULAR S.A. - OCCEL S.A., an amendment approved by the General meeting of Shareholders in its session of the 25th day of the month of March 1994, as evidenced by Minutes No. 008 which, in its pertinent part, is attached to this instrument and consists of the complete amendment of the same. THIRD: That in execution of the orders of the General Meeting of Shareholders the entire text of the amendment is transcribed as follows: CHAPTER I: NAME - DOMICILE - TERM - OBJECT ARTICLE FIRST - NAMES: The name of the corporation is "OCCIDENTE Y CARIBE CELULAR S.A.", but it may validly use the abbreviated name of "OCCEL S.A.", it is a mixed economy Company pursuant to article 461 of the Commercial Code, of a municipal level, a business entity according to its object, organized as a public stock Company and of Colombian nationality. ARTICLE SECOND - DOMICILES The corporate domicile is the city of Pereira, Department of Risaralda, Republic of Colombia, but the Board of Directors may, whenever it may consider it appropriate and subject to these by-laws and to the Law, create branches or agencies in other place or places of the country or abroad, as well as to establish representations and open business establishments. ARTICLE THIRD
- - TERM: The term of the corporation will be until December 31st, of the year 2092. ARTICLE FOURTH - OBJECT: The corporate object is: The design, construction, establishment and operation of cellular telephone services. For the performance of the corporate object it may perform all acts that may be appropriate or necessary for this purpose and especially those that for illustrative purposes only are listed next: a) To acquire assets of any nature and to sell the assets owned by it by any means; b) To erect constructions on its properties and to perform improvements to same in order to link one and the other to the operation, benefit or functioning of any of the activities that represent its corporate object; c) To set up industrial establishments fit for the performance of its corporate object; ch) To open business establishments for the performance of the corporate object; d) To export and import; e) To borrow money with or without interest in order to finance and carry out its corporate object; f) To

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secure its obligations with its movable or real estate assets, or take or give under a lease those that may be susceptible of such contractual object, as well as to give or take under an option assets of any nature; g) To create, issue, accept, be beneficiary of, endorse and negotiate securities of any nature and kind; h) To enter into current account deposit agreements with banks and all other banking agreements, as well as to enter into all kinds of financial transactions with banks, storage warehouses, financial corporations or any other person or entity which engages in similar activities; i) To subscribe shares or acquire shares or corporate interest in corporations engaged in activities similar or related to its own activities, or that shall serve as a complement or may contribute to the performance of its corporate object, and j) to establish with other people corporations of any type, to become a member of corporations already established, to merge with them or to absorb them, provided that their object may be related or similar to its own object, shall serve as a complement or facilitates the performance of the corporate object. CHAPTER II: AUTHORIZED CAPITAL ARTICLE FIFTH - AUTHORIZED CAPITAL: The capital authorized is of SEVENTY SEVEN BILLION FIVE HUNDRED TWENTY MILLION COLOMBIAN PESOS ($77.520.000.000) divided into SEVENTY SEVEN MILLION AND FIVE HUNDRED TWENTY THOUSAND Columbian pesos ($77.520.000) ordinary and nominative shares for a face value of One Thousand Colombian Pesos (P$1,000) each. ARTICLE SIXTH
- - INCREASE OF AUTHORIZED CAPITAL: The General Stockholders Meeting may decree the increase of the authorized capital by the favorable vote of shareholders representing seventy percent (70%) of the subscribed shares. CHAPTER III:
ISSUANCE AND SUBSCRIPTION OF SHARES ARTICLE SEVENTH - The corporation shall not issue shares of a price lower than their nominal value. ARTICLE EIGHTH - The Board of Directors shall regulate the issuance, offer and placement of shares and especially the exercise of the right of preference corresponding to shareholders. ARTICLE NINTH - The shareholders shall be entitled to subscribe in a preferential manner to the shares of every new issue in the proportion provided in the same regulation, unless the General Stockholders Meeting, by the favorable vote of a plurality of shareholders representing seventy percent (70%) of the shares subscribed had decided that the shares corresponding to that issue be placed without being subject to the preferential right. ARTICLE TENTH - Within fifteen (15) business days following the approval of the regulation by the Superintendency of Corporations, the President of the Corporation shall offer to the shareholders the shares issued by means of a notice given in the manner provided in these by-laws for calling ordinary stockholders meetings. The corporation shall grant to the shareholders a term of sixty (60) calendar days to proceed to the subscription of the shares, but this term may be amended by the Board of Directors in the Regulation by a unanimous decision. ARTICLE ELEVENTH - Whenever the regulation provides the payment by installment at least one third (1/3) of the value of each share subscribed must be paid at the time of subscription. The term for the total payment of outstanding installments shall not exceed one (1) year, counted as of the date of subscription. ARTICLE TWELFTH - When shares are
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subscribed, their payment had been provided by installments and a delay occurs in such payment, the corporation may choose any of the following options, as selected by the Board of Directors: a) To enforce the payment of installments due by legal means; b) To allocate the amount paid to the release of the number of shares corresponding to such amounts, subject to deduction of twenty percent (20%) as indemnification for damages, which shall be presumed to have been incurred, and to recover from the delinquent shareholders the remaining shares which shall be immediately placed; and, c) To sell for the account and at the risk of the delinquent shareholder and through a stock broker, the shares that he may have subscribed. ARTICLE THIRTEENTH -- Without prejudice of the options and rights of the corporation, whenever the shareholder is past due in the payment of the installments for the balance of the price of the Shares that he may have subscribed, he shall be entitled to exercise the rights inherent to such shares. CHAPTER IV: SHARES AND RIGHTS OF SHAREHOLDERS ARTICLE FOURTEENTH
- -- The shares represent portions of an equal value of the corporate capital or equity. ARTICLE FIFTEENTH -- The corporate shares are ordinary and nominative and shall be represented by negotiable certificates that shall be issued in different series for private shareholders (Type B shares) and for shareholders who have a public entity condition (Type A shares) and for shareholders who belong to solidary social sector and had acquired the shares with rights pursuant paragraph of article twenty second herein (Type C shares). FIRST PARAGRAPH For the effects of this article and those where solidary social sector is mentioned it is understood that this sector is composed of syndicate organizations, foundations, corporations and not-for-profit associations, employees funds, mutual funds and co-operative institutions. SECOND PARAGRAPH Type C shares, pursuant this article, shall never exceed ten (10) percent of subscribed capital at any time. The corporate Board of Directors shall take into account when adopting a resolution for the placement of shares the number of type C shares which pursuant to the Law, if it is the case, must be offered to shareholders belonging to the solidary social sector. CHAPTER SIXTEENTH -- Every shareholder shall be issued only one certificate for the total number of shares owned by him, unless any one of them may prefer unit or partially collective certificates, in which case the expenses and costs incurred for the issuance of the certificates in such manner shall be for the account of the shareholders. ARTICLE SEVENTEENTH -- With the differentiation provided by article Sixteenth, the certificates shall be issued in a numbered and continuous series and shall bear the signatures of the President of the corporation and the Secretary and shall fulfill, in addition, the requirements provided by the law. ARTICLE EIGHTEENTH -- Until the value of the shares is fully paid in, the corporation may only issue provisional certificates to the subscribers. ARTICLE NINETEENTH -- In the case of theft of a certificate, the corporation shall replace same by giving a duplicate to the owner appearing in the stock register, after the theft has been proven before the President of the corporation and its Board of Directors. In any event, an authenticated copy of the corresponding document evidencing the notification given to the

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authorities of such theft must be presented. ARTICLE TWENTIETH - In the event a certificate is lost, the corporation shall issue a duplicate to the owner appearing in the stock register, provided he has previously issued the guarantee required by the Board of Directors. ARTICLE TWENTY-FIRST - In the event of deterioration, the issuance of a duplicate certificate shall require the surrender by the shareholder of the certificates, in order that they may be cancelled by the corporation. ARTICLE TWENTY-SECOND - The shares grant their legitimate holders their condition as shareholders and entitle them, at minimum, to the following essential rights; 1st) To participate in the deliberations of the General Stockholders Meeting and to vote in them. 2nd) To receive a proportional part of the corporate benefits established by the end of period balance sheet, subject to the provisions of the law and in these by-laws. 3rd) To freely inspect, either personally or through a delegate, the books and documents of the corporation within fifteen (15) working days prior to the General Stockholders Meeting at which the end of period balance sheets are examined. 4th) To receive a proportional part of the corporate assets at the time of liquidation and once the external liabilities of the corporation have been paid. ARTICLE TWENTY-THIRD - The shares are indivisible in respect of the corporation and therefore, whenever for any legal or contractual reasons two (2) or more people would become owners of one share, they must designate a common and single representative who shall exercise the rights inherent to the condition as shareholders. ARTICLE TWENTY-FOURTH - The corporation shall open and keep a stock register ledger, where the provisional certificates as well as the final certificates corresponding to the subscribed shares shall be registered, and any transfers, establishment of rights or real guarantees on such shares, judicial attachments and civil suits that may affect them shall be noted. ARTICLE TWENTY-FIFTH - The pledge established on the certificate shall not grant the guaranteed creditor the rights inherent to the condition as shareholder, but by virtue of an express stipulation or agreement shall only grant the credit or the right to receive the profits that shall correspond to the shares encumbered, except as otherwise provided. However, the usufruct, except as expressly provided otherwise, shall grant its beneficiary all rights inherent to the condition as shareholder, except the right to dispose of and encumber them and that of their reimbursement at the time of liquidation. ARTICLE TWENTY-SIXTH - The shareholder must register at the corporate offices their address and the place to which the notices and communications from the Company should be addressed. CHAPTER V ARTICLE TWENTY-SEVENTH - With the restriction related to the right of preference hereinafter regulated, the shares of the corporation are freely negotiable, and for this purpose only the agreement by the contracting parties shall be sufficient; however, the assignment shall not produce any effects in respect of the corporation or third parties, but only after registration in the stock register, which shall be made based on a written order by the assignor who may give it by means of a letter of transfer or the endorsement of the relevant certificates. In order to make the new registration and issue the certificate to the new holder,
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the prior cancellation of the certificates sold shall be required. Public entities which are shareholders expressly waive their right of preference provided by article 10 of Decree law 130 of 1976, but the right of preference provided by the Commercial Code shall be admitted, whereby the shareholders have the privilege of acquiring the shares that anyone intends to sell, all in accordance with the procedure and regulations stated next: a) The shareholder who intends to assign his shares shall immediately give notice to the corporation, by means of a letter addressed to the President indicating the price, term and all other conditions of the disposal. The notice is considered duly informed when the letter has been delivered to the President, which shall be evidenced by a receipt from him or other means of proof. b) The President shall inform all shareholders of the offer of the shares, which may be purchased by them proportionately to the number of shares owned by them. This preferential right of purchase may be exercised by the shareholders within twenty (20) business days following the communication given by the President. c) The shares that are not the object of preferential right may be sold by the shareholder subject to the price, term and all other conditions contained in the offer, but the assignment shall be made within sixty (60) business days following the expiration of the term that the shareholders had for the acceptance of the offer; therefore, every transaction executed subsequently shall require the repetition of the procedure provided by this article. d) The shareholders that may have exercised the right of preference shall have the obligation to execute the transaction; but if the conditions of the offer would seem to them very onerous, they shall be entitled to request a revision of such conditions. The decision shall be binding upon the parties, but they may previously agree that the conditions of the offer shall prevail if those established by the experts would turn out to be more unfavorable for the purchasers. The qualified revisions shall be performed by three experts who may be appointed directly and by mutual agreement by the parties or the latter may delegate the total or partial designation to a third party. Notwithstanding the foregoing, the parties may agree to designate only one expert. In lieu of an agreement for the appointment of the expert or when the third party delegated does not make the designation in the time indicated by the parties for this purpose, any one of them may request the judge to require the party reluctant to reach an agreement, or the third party, to carry out the designation. If any of the parties does not attend the hearing scheduled by the judge or an agreement or the designation is not reached, the Judge shall proceed to appoint the corresponding experts, from the list of the Chamber of Commerce of Santafe de Bogota. The request must contain a clear and summarized statement of the relevant facts. For the purposes of this item, by party is understood to be the offering shareholder, on the one side, and those who have exercised the right of preference, on the other. e) The right of preference shall be applicable even through the transaction covered by the intended disposal may not be a purchase or sale but a different one, such as an exchange, a contribution to a corporation, or also a delivery as payment, etc.; in addition, if the transaction

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that the offering party intends to perform with a third party, in the event that the right of preference is not exercised, were an interchange or a donation, the offerer shall in any event state in his offer to the corporation and to the shareholders, the value in money for which he estimates his shares, since the preferential acquisition shall always have as a basis a purchase/sale transaction. The shares may be the object of attachment and compulsory disposal, but in this event, because the right of preference is expressly agreed, the shareholders may acquire them in the manner and term indicated in the Commercial and Civil Procedure Code. g) The right of preference shall not be applicable when the transfer of the shares is made by a method that excludes it, such as from the estate of a deceased person and the liquidation of the joint properties of a married couple. h) The right of preference shall not be applied either when the General Stockholders Meeting authorized its non-applicability for a specific case, by a majority representing seventy percent (70%) of the subscribed shares of the corporation. i) The share certificates shall make express mention of the right of preference and of the conditions provided in order to exercise such right. j) While the statutory right of preference exists, the corporation cannot register its shares in the stock market. PARAGRAPH When entities of the solidary social sector wish to totally or partially transfer Type C shares which they own, they must offer them in first term to other entities of the same solidary social sector and only in the event that after four (4) years from the first offer have elapsed and their transfer has not been possible, may they transfer them to another person who has a different quality than that of the solidary social sector. In this last case, that is, after four (4) years have elapsed without effecting the transfer of Type C shares on the part of the solidary entity or entities to other entities of the same sector, the transfer of these shares must be effected by offering them preferentially to the Corporation and to the Shareholders of the Corporation pursuant to the terms and steps described in this article. These shares shall change series depending on the quality of the Shareholders acquiring them. ARTICLE TWENTY-EIGHT - The Corporation shall not refuse to make the registration in the stock register except by order of a competent authority and if it were the case of Type C shares, their inscription could be denied when solidary social sector entities have not fulfilled the procedures established in the previous article. ARTICLE TWENTY NINTH - The transfer of provisional certificates shall be made following the regulations indicated by this same regulation for the transfer of final certificates representative of shares. But in such a case, the assignor and assignee shall be jointly liable to the corporation for the unpaid value of the subscribed shares represented by said provisional certificates. CHAPTER VI: DIRECTION AND MANAGEMENT OF THE CORPORATION SECTION I - GENERAL STOCKHOLDERS MEETINGS ARTICLE THIRTIETH -
The General Stockholders Meeting consists of the shareholders registered in the stock register ledger or their representatives or proxies, meeting in the place and time and with the quorum to be provided hereinafter. ARTICLE THIRTY-FIRST
- - Every shareholder may be represented at the


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General Stockholders Meetings by special proxy established by means of a written document indicating the name of the proxy, the person for whom he may substitute and date of the meeting for which it is granted. This representation shall not be granted to a legal entity, except if done under a trust negotiation. The proxy granted by public instrument or by legally accepted document may include two (2) or more Stockholders Meetings. ARTICLE THIRTY-SECOND -- Every shareholder may designate only one person to represent him at the Stockholders Meeting, whatever the number of shares held by him. And the proxy, in turn, cannot divide the vote, which means that he is not permitted to vote with a group of shares represented in a certain way or for certain people and with another group belonging to the same shareholder, in another way or for other people. Notwithstanding the foregoing, if the proxy represents several shareholders, he may vote or elect following the instructions of each shareholder, even through they may be contrary. ARTICLE THIRTY-THIRD -- The General Stockholders Meeting may be ordinary or extraordinary. ARTICLE THIRTY-FOURTH -- The Ordinary General Stockholders Meetings shall be held on any business day of the first three (3) months of each year, on the day, time and place that for that purpose may be indicated by the President of the Company, who shall call them. If not called, the General Stockholders Meeting shall be held by its own right in the officers of the main place of business at ten in the morning (10:00 a.m.) of the first business day of the month of April.
ARTICLE THIRTY-FIFTH -- The Extraordinary General Stockholders Meeting shall be held when considered appropriate by the Board of Director, the President, the Fiscal Auditor, or the Superintendency of Corporations, which may call them. In addition, they shall be held by a calls made by the President, the Fiscal
Auditor or at the request of one or more shareholders representing at least one fourth of the subscribed shares. ARTICLE THIRTY-SIXTH -- The calls for Ordinary General Stockholders Meetings and in general, for all those at which the end of period balance sheets are to be considered, shall be made by the President by means of a notice to be published in a newspaper of wide national circulation communicated in writing to each shareholder, at least fifteen (15) business days in advance. To call Extraordinary Meetings the same means as for the calls to Ordinary Meetings shall be used, but a notice ten (10) days in advance shall be sufficient and the agenda must be included in it. ARTICLE THIRTY-SEVENTH -- Notwithstanding the provisions of the preceding article, the General
Stockholders Meetings may be held validly and take decisions when at any time and place the holders of the total number of shares subscribed are present or duly represented. ARTICLE THIRTY-EIGHTH -- Within fifteen (15) business days prior to the General Stockholders Meeting the shareholders or their representatives may exercise their right of inspection of the accounting, minutes and share registration books and all other relevant documents. The President of the corporation and the members of the Board of Directors shall make during the term such documents available to the shareholders and shall have the obligation to allow the free examination of same. ARTICLE THIRTY-NINTH -- There shall be a quorum to deliberate at the Ordinary and Extraordinary
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General Stockholders Meetings with the presence of a plural number of people representing at least fifty-one percent (51%) of the subscribed shares. If on the date for which the Meeting was called such quorum is not obtained a new Meeting shall be called which shall be held not less than ten (10) and not later than thirty (30) business days counted from the date fixed for the first meeting, which shall validly meet with a plural number of people and whatever the number of subscribed shares represented. ARTICLE FORTIETH -- The General Stockholders Meetings shall be presided over by the Chairman of the Board of Directors and in his absence, by the Vice Chairman of the same Board. ARTICLE FORTY-FIRST -- The Ordinary General Stockholders Meeting shall be in charge of examining the economic and financial condition of the corporation, electing members of the Board of Directors, designating the Fiscal Auditor, determining the economic directions of the Company, considering the accounts and balances of the last period, deciding on the distribution of profit, amending the by-laws and agreeing as to all decisions tending to secure the performance of the corporate object. The Extraordinary General Stockholders Meetings shall not engage in matters different from those indicated in the agenda accompanying the calls, but a decision taken by the favorable vote of a number of shareholders representing at least seventy percent (70%) of the shares represented in the meeting, may deliberate on different matters, once the agenda has been completed. In any event, it may remove the members of the Board of Directors and other officers that are selected by it. ARTICLE FORTY-SECOND -- The duties of the General Stockholders Meeting are: 1) To amend the corporate by-laws. 2)
To select for one (1) year periods and through the system of electoral quotient, the nine (9) principal members of the Board of Directors and their nine (9) personal first and second substitutes and to remove them freely. 3) To designate for one (1) year periods the Fiscal Auditor of the corporation and his alternates. 4) To examine, approve or reject the balance sheets presented by the President of the Company and the Board of Directors. 5) To indicate the compensation of the members of the Board of Directors and the Fiscal Auditor.
6) To decree the distribution of profits and to establish the amount of the dividends as well as the method and term for their payment. 7) To decree the establishment of occasional reserves in the manner indicated by article Seventy-seventh. 8) To order any corresponding actions against the management, the directors or the Fiscal Auditor. 9) To provide that a certain issue ordinary shares be placed not subject to the right of preference. 10) To provide that the payment of dividends be made through the transfer of released shares owned by the corporation. 11) To decide all matters related to the merger with or absorption by another corporation and also to decide all matters related to the absorption by the corporation of other corporation or corporations. 12) To decide on the disposal or lease of the total corporation or the total corporate assets. 13) To adopt all measures in the interest of the corporation and to carry out all other duties that may be indicated by law or the by-laws and those that may naturally correspond to it as the supreme directive body of the corporation. ARTICLE FORTY-THIRD -- With the exceptions

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provided by the law, the decisions shall be made by the General Stockholders
Meeting with the favorable vote by a number of members present representing at least seventy percent (70%) of the shares represented in the meeting. The following decisions shall require the favorable vote seventy percent (70%) of the subscribed shares of the corporation: a) Every amendment of the corporate by-laws; b) The approval for the disposal or lease of the corporation as a whole or the total assets of the corporation. ARTICLE FORTY-FOURTH - No shareholder shall have any restriction in his right to vote, whatever the number of shares held by him and whatever the percentage represented by him in the General Stockholders Meeting at the time of the voting. ARTICLE FORTY-FIFTH
- - The elections, voting and counting of votes shall be ruled by the following regulations: a) Before the votes are cast the Secretary of the Meeting shall verify and announce the number of shares represented at that moment; b) The electoral quotient shall be determined by dividing the total number of votes cast by the number of people to be elected. The counting of votes shall start with the list that has obtained the largest number of votes and so on, by descending order. From each list shall be elected as many names as the times the quotient shall go into the number of votes cast therefor and if there are any positions which remain to be filled, these shall correspond to the highest remaining numbers, in the same descending order; c) In any event of a tie the decision shall be made by chance; and d) In no event may the members of the Board of Directors be replaced in partial elections, but it shall be necessary to proceed to elect the total number of members through the systems of electoral quotient, unless the vacancies are filled unanimously by those present. ARTICLE FORTY-SIXTH - The deliberations by the General Stockholders Meeting may be adjourned to be resumed later, as many times as decides by any plurality of shareholders present representing at least 51% of the shares represented in the meeting. However, the deliberations shall not extend for more than three (3) days if the total shares subscribed are not represented. ARTICLE FORTY-SEVENTH - The list of attendees present, indicating the number of shares owned or represented, the summary of the deliberations, the agreements, the decisions, voting, electing, designations and other tasks of the General Stockholders Meeting shall be evidenced in the Minutes which shall be authorized by the Chairman of the Meeting and its Secretary, or in lieu of them by the Fiscal Auditor, and which must meet all requirements of law. SECTION II
- - BOARD OF DIRECTORS ARTICLE FORTY-EIGHT - COMPOSITION: The Board of Directors consists of nine (9) members who may be shareholders or not, elected by the General Stockholders Meeting for periods of one (1) year through the system of electoral quotient, but they may be freely removed or reelected by the same General Stockholders Meeting and through the same election system. ARTICLE FORTY-NINTH - ALTERNATES: Each of the nine (9) members of the Board of Directors shall have two (2) personal alternates, who shall be elected jointly with the principals and in the manner indicated by these by-laws. The alternate members of the Board of Directors shall replace, according to their order, the principal members during their temporary or permanent absences or when the

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principal refrains or excuses himself from attending the corresponding meeting.
ARTICLE FIFTIETH - There shall not be in the Board of Directors any majority formed by people connected by marriage, legal or free union, or by any relationship within the third degree of consanguinity, second of affinity or first civil. If a Board of Directors is elected which is contrary to this provisions, it shall not be able to act and the previous Board shall continue performing its duties, which shall immediately call a General Stockholders Meeting to proceed with a new election. In any event, the decisions adopted by the Board of Directors with the vote of a majority formed by persons connected by the relationships provided in this article shall be ineffective. ARTICLE FIFTY-FIRST - QUORUM AND MAJORITY TO DECIDE: The Board of Directors shall deliberate and decide with the attendance and votes by the majority of its members. ARTICLE FIFTY-SECOND - ATTENDANCE BY ALTERNATES: The alternate members of the Board of Directors may be called to attend meetings, even in the cases when it does not correspond to them to attend, when in the judgement of the President of the Corporation the importance of the matter to be discussed may require their attendance. In such cases, they shall be entitled to speak but not to vote, except, of course, when they attend in the place of any one or more of the principal members. ARTICLE FIFTY-THIRD - The Board of Directors shall meet ordinarily every month on the date and time indicated by the President of the Corporation, who shall call its members. However, it may be called at any time by the Board itself, by the President, by the Fiscal Auditor or by (2) of its members acting as principals. ARTICLE FIFTY-FOURTH - The President of the Corporation shall not be a member of the Board of Directors.
If appointment of the President is made from among the members of the Board he shall cease to be a member of it and if a principal member his personal alternate shall replace him immediately and in full right. ARTICLE FIFTY-FIFTH
- - The President may speak but not vote during the deliberations of the Board and his attendance shall be compulsory at all meetings, except as otherwise provided by the Board. ARTICLE FIFTY-SIXTH - Those who may be elected by the Board itself shall act as Chairman and Vice Chairman of the Board of Directors. ARTICLE FIFTY-SEVENTH - DUTIES: The following are the duties of the Board of
Directors: 1) To designate, for periods of one (1) year, the President of the Corporation and his two (2) alternates and to fix their compensation. 2) To create the technical and administrative positions that it may consider necessary and to establish their corresponding compensations. 3) To call to Extraordinary General Stockholders Meetings when considered appropriate by it.
4) To decide on the creation of branches or agencies within or outside the country. 5) To issue shares in reserve and to prepare the regulations for the placement of shares. 6) To determine the administrative, economic and financial policies of the corporation. 7) To authorize the President of the Corporation to dispose of properties owned by the corporation, whatever their value may be.
8) To design the policy for the marketing of the goods produced and services rendered by the Company. 9) To authorize the President of the Corporation for all joint proposals that shall mean the

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participation of its solidary and unlimited liability and to agree with the other proponent or proponents as to the terms of the internal division of the responsibilities, obligations and rights. 10) To present to the ordinary Stockholders Meetings the balance sheet and accounts for each period, a reasoned report on the economic and financial situation of the corporation and the respective plan for disposition or distribution of profits, together with the documents and annexes required by law. 11) To ensure the strict fulfillment of all acts and contracts that may be considered necessary and which are included within the corporate object and to take the necessary decisions for the full performance of the corporate objects. 12) To designate the General Secretary of the corporation. 13) To give its prior approval to the following acts: a) The division, separation, antichresis, lending of corporate goods. b) The acquisition of real estate, construction and establishment of real liens and all other limitations of ownership pertaining to the corporate assets in an amount which exceeds five hundred (500) minimum monthly legal salaries. c) The settlements or waivers in an amount which exceeds five hundred (500) minimum monthly legal salaries. d) The incorporation of companies or the participation in corporations already established, with the exception of business partnerships or limited partnerships as constituent, in which it can neither participate nor enter. e) The assignment of shares or corporate interest quotas owned in another corporation, whatever the amount represented by the disposal.
f) The encumbrance of movable goods. g) All acts other than the above corresponding to the ordinary corporate business, in an amount which exceeds one thousand (1,000) minimum monthly legal salaries. 14) All other acts provided by these by-laws or delegated upon it by the General Stockholders Meeting. ARTICLE FIFTY-FOURTH - MINUTES: Evidence of the discussions, resolutions and appointments made at the meetings of the Board of Directors shall be recorded in minutes to be drawn up in strict chronological order and which are to be authorized by the signatures of the President of the Board of Directors and the Secretary, or in their absence by the Fiscal Auditor. The minutes shall be recorded in a special book registered and paged at the Chamber of Commerce.
SECTION III - PRESIDENT ARTICLE FIFTY-NINTH - DESIGNATION: The government and the direct management of the corporation shall be performed by the President, designated by the Board of Directors for one (1) year periods. ARTICLE SIXTIETH
- - ALTERNATES: The Board of Directors shall designate a first and second alternate to the President, who in their sequence shall replace him during his temporary or permanent absences. ARTICLE SIXTY-FIRST - In the performance of his duties and within the limitation contemplated by article fifty-seventh of these by-laws, the President of the Corporation shall perform all acts that may be appropriate or necessary for the achievement of the objectives and especially, those listed in Article Fourth. He may also, either personally or through special authorized agents, take part in all kinds of judicial, administrative, government or police acts or processes, whether the company participates as plaintiff, defendant, or as accessory party and provided that it is necessary to defend its rights and to achieve their acceptance, but in the case of settlements or waivers in matters for an amount equal to or exceeding the equivalent to five hundred (500) minimum monthly legal salaries, he shall require the authorization from the Board of Directors. ARTICLE SIXTY-SECOND -- The following, in addition to those indicated by the preceding paragraph, are duties of the President of the corporation and shall be fulfilled within the limits established in Article Fifth-Seventh of these by-laws: 1) To enforce the resolutions and decisions of the General Stockholders Meeting and of the Board of Directors. 2) To enforce the administrative, economic and financial policies of the corporation. 3) To appoint the technical and administrative employees required by the corporation and which positions have been created by the Board of Directors, and in addition, all other employees of the company. 4) To authorize agents of the corporation to act in or out of court to represent the corporation in any acts that may be necessary. 5) To prepare the administrative organization plan of the corporation and submit it for the approval of the Board of Directors. He may, in accordance with it and without prejudice of his responsibilities, delegate part of his duties, as it may become necessary for a better efficiency in the performance of the tasks of the corporate business. 6) To present to the General Assembly in their ordinary meeting, a detailed report about Social Company performance and a memory of the actions performed during the fiscal year. 7) To present to the Ordinary General Stockholders Meetings and jointly with the Board of Directors, the balance sheet for each period accompanied by the annexes and documents required by the law. 8) To keep the Board of Directors informed about the business and operations performed or ordered by him and to inform it permanently of the progress of the corporate business. 9) To present to the Board of Directors, within the first three (3) months of every year, the balance sheet, inventory and financial statements for the preceding period, together with the relevant explanations and the suggestion for the distribution and disposal of profits, if any, and their form of payment. ARTICLE SIXTY-THIRD -- In the performance of their duties the company employees shall be subordinate and dependent upon the President. ARTICLE SIXTY-FOURTH -- The President of the corporation shall render justified accounts of his management when so required by the General Stockholders Meeting or the Board of Directors, at the end of every year and when he leave his position. CHAPTER VII: FISCAL AUDITOR ARTICLE SIXTY-FIFTH -- DESIGNATION: The General Stockholders Meeting shall designate the Fiscal Auditor and his alternate for one (1) year periods. He may be freely removed or reelected indefinitely by the Stockholders Meeting. His alternate shall replace him during his temporary or permanent absence. ARTICLE SIXTY-SIXTH
- -- The Fiscal Auditor and his alternate shall necessarily have to be public accountants. In the case that the Stockholders Meeting designates accounting associations or firms, these must designate a public account who shall personally perform the duties of the position. ARTICLE SIXTY-SEVENTH -- The Fiscal Auditor shall neither by himself nor through a third person be a shareholder of the Company, or partner or shareholder of any of its subordinate companies and his employment is fully incompatible with any other position in them. Nor shall he directly or indirectly enter into contracts with the corporation or its subordinates. ARTICLE SIXTY-EIGHT -- The Fiscal Auditor shall not be the spouse either legally or be related within the fourth degree of consanguinity, second of affinity or first civil, with the President of the corporation, any member of the Board of Directors, with the Secretary, the Cashier, the Auditor or any other Director or administrative officer, and can not be a partner, joint holder of an interest, or private dependent of any of them. ARTICLE SIXTY-NINTH -- The duties and obligations of the Fiscal Auditor are those indicated by the law and those imposed on him by the General Stockholders Meeting and compatible with the law. CHAPTER VIII: GENERAL SECRETARY ARTICLE SEVENTIETH -- The corporation shall have a General Secretary freely appointed and removed by the Board of Directors who shall also be Secretary of the General Stockholders Meeting and the Board of Directors. ARTICLE SEVENTY-FIRST -- The General Secretary must prepare the minutes for the General Stockholders Meetings and the Board of Directors meetings, authorize them by his signature, record them in the corresponding books and issue copies of same when necessary to meet the requirements of formality and publication indicated by the law or to evidence any special authorization. ARTICLE SEVENTY-SECOND -- The general secretary is in charge of keeping the stock register ledger and to record in it the matters ordered by -- laws and the law. ARTICLE SEVENTY-THIRD -- In addition to the above mentioned duties, the General Secretary shall have those assigned to him by the Board of Directors and the President of the corporation. CHAPTER IX: ACCOUNTING -- BALANCE SHEETS -- PROFITS -- RESERVE FUNDS DIVIDENDS ARTICLE SEVENTY-FOURTH -- ACCOUNTING; The corporate accounting shall be organized and shall operate in accordance with the provisions of the Law. ARTICLE SEVENTY-FIFTH -- BALANCE SHEETS; Every year, on the 31st of December, the accounts of the company shall be closed to make the corresponding inventory and the balance sheet, which must be presented by the President of the corporation and the Board of Directors to the General Stockholders Meeting. ARTICLE SEVENTY-SIXTH -- LEGAL RESERVES: From the net profits obtained for each period a ten percent (10%) shall be intended to form the legal reserve fund. This percentage shall continue to be reserved yearly from the net profits until fifty percent (50%) of the subscribed capital is completed. The obligation to reserve ten percent (10%) per year shall cease when the reserve reaches the mentioned level of fifty percent (50%) of the subscribed capital, but it shall be compulsory again in the event that due to any circumstance such level shall decrease. ARTICLE SEVENTY-SEVENTH -- OTHER
RESERVES: The General Stockholders Meeting may decree the establishment of other reserves, provided they have a specific destination and which shall be compulsory only for the period for which they are made. The General Stockholders Meeting may vary their destination and order their distribution. ARTICLE SEVENTY-EIGHT -- PROFITS: Once the inventory and balance sheet corresponding to the annual period have been approved and the reserves and provisions made, the General Stockholders Meeting may decree the distribution of profits and agree on the method of payment of the dividends. ARTICLE SEVENTY-NINTH -
The profits shall be divided among the shareholders proportionately to the portion paid of the shares subscribed owned by each one of them. ARTICLE EIGHTIETH - DIVIDENDS - Except as provided otherwise, approved by a number of shareholders representing seventy percent (70%) of the shares represented at the meeting, the Corporation shall distribute as dividends not less than fifty per cent (50%) of the net profits obtained in each period, or of the balance of such profit, if it would be necessary to offset losses for previous periods. However, if the amount of the legal and occasional reserves would exceed one hundred per cent (100%) of the subscribed capital, the compulsory percentage of the net profits that must be distributed by the corporation shall be increased to seventy percent (70%), unless the General Stockholders Meeting itself by the vote of seventy percent (70%) of the shares represented in the meeting, decides otherwise. ARTICLE EIGHTY-FIRST - The payment of dividends shall be made in cash. Notwithstanding the foregoing, the dividend may be paid in released shares of stock of the corporation, if so determined by the General
Stockholders Meeting with the vote by eighty percent (80%) of the total shares represented in the meeting. If such majority is not obtained, such shares can only be delivered as dividends to shareholders who accept it. ARTICLE EIGHTY-SECOND - The losses shall be offset with the reserves especially intended for this purpose and otherwise, with the legal reserve. The reserves intended to absorb certain losses cannot be used to cover different losses, except when so decided by the General Stockholders Meeting. If the legal reserve would be insufficient to offset the capital shortage, the corporate benefits from the following fiscal years shall be applied to this purpose. CHAPTER X: DISSOLUTION AND LIQUIDATION OF THE CORPORATION ARTICLE EIGHTY-THIRD
- - The Corporation shall be dissolved: a) By the expiration of the term agreed for the corporate agreement, if not validly extended prior to its expiration;
b) By decision taken by the shareholders prior to the expiration of the term and with the quorum established for by-law reforms; c) When losses occur which shall reduce the net worth below fifty percent (50%) of subscribed shares when ninety (90%) percent or more of the subscribed shares belong to only one shareholder; and d) For the occurrence of all other events or causes provided by the Law. ARTICLE EIGHTY-FOURTH - When the losses indicated in item C) of the preceding article occur, the management shall refrain from initiating new operations and shall immediately call the General Stockholders Meeting in order to inform it fully and in a documented manner of such situation. The infringement of this provision shall made the directors jointly and severally liable for the damages that may be caused to the shareholders or to third parties for the performance of operations initiated and carried out after the date on which the mentioned losses are evidenced. ARTICLE EIGHTY-FIFTH - In the event of the preceding article, the General Stockholders Meeting may take or order measures leading to the re-establishment of the net worth above fifty percent (50%) of the subscribed capital. The measures must be taken within six
(6) months following the date on which the losses indicated in the preceding articles are consummated. If such measures are not adopted, the General Stockholders Meeting shall declare the corporation dissolved in order to proceed with the liquidation of its assets. ARTICLE EIGHTY-SIXTH - Upon dissolution of the corporation, the liquidation of the corporate assets shall be immediately carried out. The General Stockholders Meeting shall designate the liquidator and his alternate. ARTICLE EIGHTY-SEVENTH - The liquidator shall proceed in the performance of his duties in accordance with the Law and shall have the duties and obligations indicated by it, especially those related to calling the General Stockholders Meeting, rendering of accounts, balance sheet and reports and to the right of inspection and supervision applicable to the shareholders themselves. ARTICLE EIGHTY-NINTH - In the distribution of any remaining assets among the shareholders, the regulations of the law shall be followed. General Stockholders Meeting shall decide the time for final closing of the liquidation and approve the final account of said liquidation. ARTICLE NINETIETH - The liquidator may allocate to the shareholders assets other than money in cash. ARTICLE NINETY-FIRST - By agreement of all shareholders it may be possible to dispense with making the liquidation and to establish, with the formalities of law, a new corporation that shall continue the corporate business. CHAPTER XI:
ARBITRATION CLAUSE - SUPPLEMENTARY PROVISIONS. ARTICLE NINETY-SECOND - The controversies susceptible of settlement that may arise between the shareholders and the corporation and among the shareholders in their capacity as such and because of the establishment of the corporation, during the term thereof, or of its dissolution or during the liquidation period, shall be submitted to the decision by three (3) arbitrators, who shall be Colombian citizens in exercise of their rights and attorneys at law with the authority to practice their profession, designated by the Chamber of Commerce of Santafe de Bogota. ARTICLE NINETY-THIRD - Upon occurrence of the controversy, any of the parties may go to the Chamber of Commerce of Santafe de Bogota to request the appointment of the arbitrators. The request shall be made in writing and it shall state the differences which are the object of the arbitration. PARAGRAPH. The person or group of persons that may have similar claims shall be designated as party. ARTICLE NINETY-FOURTH - If within the following ten (10) ordinary days, Chamber of Commerce of Santafe de Bogota does not make such designation, the provisions of Law 23 of 1991, Decree 2651 of 1991 and all other provisions that may complement them or substitute them shall be applied. ARTICLE NINETY-FIFTH - The Court of Arbitration shall operate in the City of Santafe de Bogota and the arbitration shall decide de jure. ARTICLE NINETY-SIXTH - SUPPLEMENTARY
PROVISIONS: In the matters not provided by these by-laws, the corporation shall be ruled by the regulations of the Commercial Code that govern stock corporations and in any event, the hierarchical order of the regulations shall be observed. Read by the appearing party, it is approved and he signs in testimony thereof. Notice of the registration was issued to the Chamber of Commerce of Pereira. Notarial fees $11.306.350,oo Decree 172 of 1992. It was recorded on pages DAR 0006857, 0006858, 0006860, AB 35274508, 35274509,

35274510, 35274511, 35274512, 35274513, 35274514, DAR
0006854 and 0006855.

(signature)
GILBERTO ECHEVERRI MEJIA
C.C. No. 3.302.711
Legal Representative
OCCEL S.A.

                         (seal)  (signature)

                                                                     CA-6353746

NUMBER: ZERO FOUR (04)

In the municipality of Colon, Republic of Panama, on the eleventh (11th) day of the month of December of nineteen hundred and ninety-five (1995), before me, EDGARDO PUPO PUPO, Consul of Colombia in this city, vested with notarial functions by operation of the law, there appeared: doctor MAURICIO A. CAMPILLO OROZCO, of legal age, of Colombian nationality, resident of the city of Medellin, in transit in this city, identified with citizens card No. 71.628.314 issued in Medellin, who acts herein as the special authorized representative of the corporation OCCIDENTE Y CARIBE CELULAR S.A. - OCCEL S.A., a mixed economy corporation, with primary domicile in the city of Pereira (Colombia) who declared: FIRST: That he acts herein in the name of and in representation of the corporation OCCIDENTE Y CARIBE CELULAR S.A. - OCCEL S.A. in his capacity as special authorized representative thereof, which he evidences with the power of attorney granted to him by Dr. GILBERTO ECHEVERRI MEJIA, President of the aforementioned Corporation, and with the original of the certificate of existence and representation issued by the Chamber of Commerce of Pereira which are attached to this instrument. SECOND: In execution of the orders of the General Meeting of Shareholders of the Corporation and in the exercise of the aforementioned power, he proceeds to issue a public instrument containing the amendment of the by-laws approved by that corporate body in its session of the 5th day of the month of September 1995, as evidenced by Minutes No. 012, a copy of which, in its pertinent part, is attached to this instrument. THIRD: In accordance with the resolution, Article Fifth of the by-laws is amended, to be worded as follows: ARTICLE FIFTH - AUTHORIZED CAPITAL: The capital authorized is of NINETY ONE BILLION NINE HUNDRED AND SIXTY FOUR MILLION TWO HUNDRED AND FIFTY-FOUR THOUSAND COLOMBIAN PESOS ($91.964.254.000) divided into NINETY ONE BILLION ONE HUNDRED AND SIXTY FOUR MILLION TWO HUNDRED AND FIFTY-FOUR THOUSAND (91.964.254.) ordinary and nominative shares for a face value of One Thousand Colombian Pesos (P$1,000) each. Upon reading and approval of this instrument, it is signed by the parties which took part, subject to notification of its registration to the Chamber of Commerce of the city of Pereira. Fees:

The present instrument was recorded in conformity with the record made by the appearing party and the sheets of official paper distinguished with the numbers: CA-6353746 were used.
Three (03) copies are issued.
The third copy is for the Corporation.

(signature)
MAURICIO A. CAMPILLO OROZCO
C.C. 71.628.314 of Medellin
                      (fingerprint)

(signature)
EDGARDO PUPO PUPO
Consul General (seal)

This is a conformed copy of its original.
(seal) (signature)
       EDGARDO PUPO PUPO
       Consul of Colombia

I certify that the translations into English of exhibits 3.01, 10.03, 10.04, 10.05, 10.06, 10.07, 10.08, 10.09, and 10.10 to the Registration Statement on
F-4 of Occidente y Caribe Celular S.A. are fair and accurate.


/s/ Alvaro H. Munoz R.
- ------------------------------
Name

Finance Vice-president
- ------------------------------
Title

August 5, 1996
- ------------------------------
Date